Exhibit 10.1

JACKSONVILLE JAGUARS

SPONSORSHIP AGREEMENT

This Sponsorship Agreement (this “Agreement”) is entered into as of November 27, 2017 (the “Execution Date”) by and between Jacksonville Jaguars, LLC, a Delaware limited liability company (“Club”), and The ARC Group, Inc., a Florida corporation (owner and operator of Dick’s Wings and Grill) (“Sponsor”). This Agreement consists of this Sponsorship Agreement and Exhibits A and B hereto, each of which is incorporated into and forms a part of this Agreement by this reference.

RECITALS

A.     Club owns and operates the National Football League (“NFL”) team known as the Jacksonville Jaguars (the “Team”) and has the right to grant sponsorship rights and to exploit certain commercial, advertising and related opportunities with respect to the Team, including at the football-based stadium in Jacksonville, Florida currently named EverBank Field (the “Stadium”).

B.     Sponsor wishes to obtain certain sponsorship rights, benefits and opportunities with respect to the Team in connection with the advertising and promotion of the Sponsor Business (as defined below).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.      Term of Agreement. This Agreement shall be binding on the parties hereto as of the Execution Date. The term of this Agreement (the “Term”) shall commence as of April 1, 2018 (the “Effective Date”) and shall expire upon the later of: (a) the conclusion of the 2022/23 NFL season and (b) the last day in February, 2023 (such expiration date, the “Scheduled Expiration Date”), unless sooner terminated pursuant to the terms of this Agreement.

2.      Sponsor Rights and Benefits. Subject to the terms and conditions of this Agreement, as part of the consideration of the full and timely payment of the Sponsor Fees, Club hereby grants to Sponsor, and Sponsor hereby accepts, solely in the Territory, and during the Term: (i) the right to use the Benefits set forth on Exhibit A and the license and right to use the Team Marks solely in connection with the advertisement and promotion of Sponsor’s Dick’s Wings and Grill branded restaurants (the “Sponsor Business”) in accordance with this Agreement; and (ii) the right to use the designation “Official Wings of the Jacksonville Jaguars” and such other designations as Club and Sponsor may agree to in a writing from time to time (collectively, the “Official Designations”), solely in connection with the Sponsor Business. No license or right is granted for the use of any other Club intellectual property for any other purpose, in any geographic area outside the Territory, for any medium of distribution that cannot be reasonably limited to the Territory, or during any period before or after the Term. The rights granted to Sponsor pursuant to this Section 2 may not be used to promote or advertise any products or services of Sponsor other than the Sponsor Business, or any other person or entity, whether directly or by affiliation, cooperation, co-sponsorship, or any joint programs or promotions.

3.      Annual Fees; Playoff Payment.

(a)       In consideration for the Benefits, during each Contract Year of the Term, Sponsor shall pay Club, in accordance with this Section 3(a) and Section 2(d) of the Terms and Conditions, the amount set forth next to the applicable Contract Year below (the “Annual Fee”).

First Contract Year (2018/19):	$200,000
Second Contract Year (2019/20):	$204,000
Third Contract Year (2020/21):	$208,080
Fourth Contract Year (2021/22):	$212,240
Fifth Contract Year (2022/23):	$216,490

Sponsor shall pay Club the Annual Fee for each Contract Year of this Agreement in six (6) equal installments, each due on or prior to the 1st of each month between June and November of the applicable Contract Year.

(b)       In addition to the Annual Fees identified in Section 3(a) above, Sponsor shall provide Club with food, beverage and serving products from Sponsor’s Dicks’ Wings restaurant with values equal to the following (each, an “Annual Trade Value”):

First Contract Year (2018/19):	$35,000
Second Contract Year (2019/20):	$35,700
Third Contract Year (2020/21):	$36,410
Fourth Contract Year (2021/22):	$37,140
Fifth Contract Year (2022/23):	$37,890

As part of the Annual Trade Value, Sponsor shall provide Club with a designated liaison who will coordinate the menu and quantities to be provided by Sponsor. Sponsor shall deliver the food (the cost of which is included in the Annual Trade Value) to the Stadium at the time and location specified by Club. If any portion of the Annual Trade Value is not used in any given Contract Year, such unused amount shall carry forward to the subsequent Contract Year. If any portion of the Annual Trade Value is not used at the end of the Term, Club shall be permitted to use such unused amount within twelve (12) months following expiration of this Agreement. The parties acknowledge that the Annual Trade Value is inclusive of any taxes, surcharges or related fees applicable to the orders placed by Club during the Term.

(c)       If, during the Term, the Team plays in the Hall of Fame game, or any post-season playoff game, including any wild card, divisional playoff, conference championship, or Super Bowl (each, a “Playoff Game”), to the extent Club has the necessary rights to grant the Benefits identified on Exhibit A for such Playoff Game, Sponsor shall pay Club an additional amount per Playoff Game equal to a pro-rated portion of the Annual Fee applicable during the then-current Contract Year. The pro-rated portion shall be determined by Club using Club’s internal line item accounting values as set forth in Club’s standard rate card for such Benefits during each Playoff Game; provided that the cost of the Playoff Game tickets shall be based upon the generally applicable price for such tickets (the “Playoff Payments”). Sponsor shall pay the Playoff Payments in accordance with Section 2(d) of the Terms and Conditions not later than 30 days following Sponsor’s receipt of an invoice requesting payment for such Playoff Games; provided that Club’s failure to deliver such an invoice shall not, and not be construed to, relieve Sponsor of any obligation to pay any amount owed to Club.

4.      Definitions. Capitalized terms used but not otherwise defined herein have the respective meanings given to them on Exhibit B (as it may be amended or otherwise modified from time to time, the “Terms and Conditions”).

5.      Standard Terms and Conditions. Except as expressly set forth in this Sponsorship Agreement or Exhibit A, all Benefits granted by Club to Sponsor hereunder shall be subject to, and Sponsor shall at times comply with, the terms and conditions set forth in the Terms and Conditions.

6.      Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or by electronic mail (confirmed by one of the other permissible methods of giving notice hereunder), one business day after being sent by a nationally recognized overnight courier, or three business days after being mailed by registered or certified mail, postage prepaid and return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

To Sponsor:	The ARC Group, Inc.		To Club:	Jacksonville Jaguars, LLC
	6327-4 Argyle Forest Blvd.			1 EverBank Field Drive
	Jacksonville, Florida 32244			Jacksonville, Florida 32202
	Attn:	Rick Akam		Attn: Scott Massey
	Title:	CEO		Senior Vice President, Corporate Partnerships
	Email: rick@dickswings.com			masseys@nfl.jaguars.com

With a copy to:	_________________________		With a copy to:	Jacksonville Jaguars, LLC
	_________________________			1 EverBank Field Drive
	_________________________			Jacksonville, Florida 32202
	Attn:	____________________		Attn: Megha Parekh
	Title:	____________________		Senior Vice President, Chief Legal Officer
	Email: ____________________			parekhm@nfl.jaguars.com

Notwithstanding the foregoing, delivery of an invoice via solely electronic mail shall constitute sufficient delivery under this Agreement.

7.      Integration; Amendment. This Agreement contains the complete understanding between the parties hereto and supersedes all prior and contemporaneous written or verbal agreements or understandings (including but not limited to all negotiations, term sheets, letters of intent, presentations, and prior drafts of this Agreement) relating to the subject matter hereof. This Agreement may not be amended or otherwise modified except in a writing specifically referring to this Agreement and signed by authorized representatives of Sponsor and Club.

8.      Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement. Delivery of an executed counterpart by electronic transmission shall have the same effect as delivery of an original ink counterpart.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed in Jacksonville, Florida, by its duly authorized representative with the intent that it be binding as of the Execution Date.

CLUB:		SPONSOR:
JACKSONVILLE JAGUARS, LLC		The ARC Group, Inc.

By:	/s/ Scott Massey	By:	/s/ Richard W. Akam
	Scott Massey		Rick Akam
	SVP, Corporate Partnerships		CEO

EXHIBIT A

Sponsorship Benefits

For purposes of clarity, the Benefits set forth on this Exhibit A are subject to the terms and conditions of this Agreement, including the Club Approval Rights under Section 5 of the Terms and Conditions.

1.	STADIUM SIGNAGE

a.	Carousel Messaging: Sponsor shall receive three (3) minutes of real time (and not game clock time) of display of a Sponsor Mark on LED carousel Signage on one (1) of the main video boards above the north or south end zone during each quarter of each preseason and regular season Jaguars Home Game. During each three (3) minute segment, Sponsor may include up to thirty seconds (:30) of animated messaging. Sponsor shall be solely responsible for any costs related to the animated messaging.

a.	Ribbon LED Signage: Sponsor shall receive display of a Sponsor Mark on the LED ribbon boards located on the fascia on the east and west sides of the Stadium for thirty seconds (:30) of real time (and not game clock time) during each quarter of each preseason and regular season Jaguars Home Game. The exact timing of each display shall be determined by Club.

b.	Concourse Signage: Sponsor shall receive display of a Sponsor Mark or Advertisement on five (5) back-illuminated advertising panels at certain locations on the Stadium concourses to be displayed during each preseason and regular season Jaguars Home Game. The exact size and location of each panel shall be determined by Club.

2.	RADIO

a.	Radio Spots: Sponsor shall receive the following radio spots in Club radio programming broadcasted by Club’s primary radio partner. The exact timing of each spot shall be determined by Club or Club’s primary radio partner:
i.	Jaguars Thursday: A total of twenty-three (23) thirty second (:30) spots for broadcast of an advertisement of the Sponsor Business during certain initial broadcasts of Jaguars Thursday.
ii.	Pre-Game Show: One (1) thirty second (:30) spot for broadcast of an advertisement of the Sponsor Business during each initial broadcast of the Pre-Game Show (for a total of twenty (20) spots during each Contract Year).
iii.	In-Game: One (1) thirty second (:30) spot for broadcast of an advertisement of the Sponsor Business during the initial broadcast of each preseason and regular season Team Game radio broadcast (for a total of twenty (20) spots during each Contract Year).

3.	DIGITAL

a.	Banner Ad: During each Contract Year, Sponsor shall receive display of a Sponsor Mark on one (1) banner advertisement in respect of the Sponsor Business that rotates throughout www.jaguars.com (approximately 300x250 pixels) and that links to Sponsor’s official website. The exact placement of the banner shall be determined by Club in its sole discretion.

b.	Gameday Magazine: During each Contract Year, Sponsor shall receive space to display one (1) full page advertisement in respect of the Sponsor Business and display of a Sponsor Mark in each digital (or printed, as determined by Club) issue of the Gameday Magazine distributed to Club’s season ticket members prior to each Jaguars Home Game. The exact size and placement of the advertisement and timing of each distribution of the Gameday Magazine shall be determined by Club in its sole discretion.

c.	Social Media Feature: During each Contract Year, Sponsor shall be the presenting sponsor of a video feature that highlights a top rushing play by a Team player during each preseason and regular season Team Game (the “Feature”). The top rushing play shall be determined by Club in its sole discretion. Such presenting sponsorship shall consist of the following:
i.	A Sponsor Mark displayed in the Feature, which shall be published by Club to Club’s official Facebook, Twitter, Instagram or Snapchat account. The post will tag Sponsor’s official corresponding social media account. The content, timing and frequency of such social media posts and the social media platforms shall be determined by Club.

4.	HOSPITALITY

a.	Season Tickets: Sponsor shall receive tickets (in Section 150, Row X, Seats 5-8, or a substantially similar location) to each preseason and regular season Jaguars Home Game.

5.	CONCESSIONS

a.	Branded Concession Stands: During each preseason and regular season Jaguars Home Game and Other Events as requested by Club or the Stadium concessionaire (“Concessionaire”), Sponsor shall have the right to display Sponsor branding on (i) one (1) fixed concession stand in the Stadium located in the Bud Light Party Zone; and (ii) the fixed concession stand identified as Concession Stand 118 on the Stadium concourse (collectively, the “Stands”). The exact size and location of the Stands shall be determined by Club. The exact design of the Stands shall be mutually agreed upon between Sponsor and Club. Sponsor may display Signage displaying a Sponsor Mark in and/or on the Stand. Sponsor shall be responsible for all costs associated with the branding and Advertising in respect of the Stand.

b.	Vending: Subject to the Concessions Agreement (as defined herein), Sponsor shall have the right to have its food products sold or otherwise distributed from the Stands and/or certain general concessions areas at the Stadium determined by Club or the Concessionaire. For purposes of clarity, nothing in this Agreement grants Sponsor the right to operate the Stand or otherwise sell or distribute food products from or within the Stand. Sponsor shall enter into an agreement with the Concessionaire to memorialize any such rights regarding the sale or distribution of Sponsor’s products at the Stadium during each Jaguars Home Game and Other Events (the “Concessions Agreement”). The exact products to be sold and distributed shall be subject to Club’s final approval. For purposes of clarity, Club reserves the right to sell other products at the Stadium competitive to the Sponsor Business. Sponsor acknowledges that such rights do not automatically extend to Other Events at the Stadium. Sponsor acknowledges that Sponsor shall cooperate with the Concessionaire regarding logistics and management of the Sponsor’s food products, and appropriate storage and dispensation of the food products. In the event of any recall with respect to Sponsor’s products provided to the Concessionaire pursuant to this Agreement or the Concessions Agreement, Sponsor shall notify both Club and the Concessionaire immediately upon issuance of such recall, and Club may, at its sole discretion and without penalty, suspend the Benefits for a duration as reasonably determined by Club. Any costs or expenses incurred by Club or the Concessionaire with respect to any such recall shall be the sole responsibility of Sponsor. Sponsor shall be responsible for the management and control over the services provided by its staff members operating the Stands (“Sponsor Staff”) and Sponsor shall be solely responsible for determining the terms of employment for Sponsor Staff. Sponsor shall train Sponsor Staff or require Sponsor Staff to undergo training provided by Concessionaire. The staffing levels at each Stand shall be subject to Club’s approval.

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